Exhibit 23.5

Consent of iResearch Consulting Group

September 5, 2012

YY Inc.

Building 3-08, Yangcheng Creative Industry Zone

No. 309 Huangpu Ave. Middle, Tianhe District

Guangzhou, P.R.C., 510655

Ladies and Gentlemen:

iResearch Consulting Group hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of YY Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

iResearch Consulting Group hereby further consents to inclusion of, summary of and reference to (i) any data contained in the reports and materials it provides to the Company and (ii) any other information, data and statements prepared by iResearch Consulting Group, whether or not publicly available, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshow and other promotional materials in connection with the proposed offering under the Registration Statement.

iResearch Consulting Group also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

For and on behalf of
iResearch Consulting Group

/s/ authorized signatory
Name:
Title:	Consultant